UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007

THE MONEY TREE INC.

(Exact name of registrant as specified in its charter)

Georgia	333-122531	58-2171386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 South Broad Street, Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (229) 246-6536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2007, W. Derek Martin resigned as President of The Money Tree Inc. (the “Registrant”) and its subsidiaries in order to devote time to his various other business interests. Mr. Martin will remain as sole director of the Registrant and focus on the strategic plans for the Registrant.

Effective August 17, 2007, Bradley D. Bellville, age 41, was appointed as President of the Registrant and will assume the day-to-day operations of the Registrant. Mr. Bellville joined the Registrant in 1990 and has extensive experience with the Registrant through various other management positions of the Registrant. Mr. Bellville, held the position of Vice President – Operations from 1997 until 2005, and then assumed the role of Vice President from 2005 to 2007. In his new position as President of the Registrant, Mr. Bellville will receive annual compensation of $225,000. Mr. Bellville is not eligible for any incentive-based bonus for the fiscal year 2007. Mr. Bellville may receive an incentive-based cash bonus of 1% of annual net income before taxes, as reflected on the Registrant’s annual audited financial statements, less the Registrant’s federal and state income taxes as reported on the Registrant’s federal and state income tax returns. The incentive-based bonus is effective for the fiscal year ending September 25, 2008. The actual amount of the incentive-based cash bonus cannot be determined at this time.

Effective August 20, 2007, D. Michael Wallace, age 39, was appointed Vice President – Administration of the Registrant and will assume responsibility of the Registrant’s loan department and the daily oversight of the Registrant’s corporate headquarters and other departments therein. Mr. Wallace held the position of Branch Manager with the Registrant from 2001 to 2005 before assuming the role of Assistant Vice President from 2005 to 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MONEY TREE INC.
(Registrant)

Date: August 23, 2007	By:	/s/ Steven P. Morrison
Steven P. Morrison
Chief Financial Officer

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